Exhibit A

Mutual Fund Series Trust

Class N Master Distribution Plan

AMENDMENT Dated MAY 21, 2015

The Class N Master Distribution Plan has been adopted with respect to the following Funds:

Eventide Gilead Fund

Eventide Healthcare and Life Sciences Fund

Eventide Multi-Asset Income Fund

Mutual Fund Series Trust

Dated as of May 21, 2015           By: /s/ Jerry Szilagyi

Jerry Szilagyi, Trustee